EXHIBIT 19

Insider Trading Policies and Procedures

BERKSHIRE HATHAWAY INC.

INSIDER TRADING POLICIES AND PROCEDURES

Applicable law, including several provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules thereunder, restrict transactions in publicly traded securities by persons possessing “inside” information – material nonpublic information relevant to the value of such securities. Therefore, it is imperative that all persons who possess material nonpublic information about publicly traded securities: (1) refrain from purchasing or selling such securities; and (2) refrain from “tipping” (i.e., passing along) such information to others who may purchase or sell such securities.

These restrictions apply not only to material nonpublic information relevant to securities issued by Berkshire Hathaway Inc. (“Berkshire,” which for purposes of these policies and procedures includes all of its subsidiaries), but also to material nonpublic information relevant to any publicly traded securities issued by other companies or entities (“Other Companies”). This latter category includes, but is not limited to, securities of Other Companies in which Berkshire has made or entered into, or is actively considering making or entering into, an investment, acquisition or other material transaction. For example, while Berkshire may properly purchase securities of Other Companies even though the news of such purchases might cause the price of such securities to increase, employees, officers and directors of Berkshire who learn this news in advance of public disclosure generally may not purchase such securities until the news has been disclosed publicly.

The penalties for trading or tipping inside information can be severe. Among other things, a person who trades while in possession of material nonpublic information, or who provides such information to others, could be subject not only to significant civil monetary penalties but also criminal fines and imprisonment.

Securities laws may also impose secondary liability on directors, officers, and other supervisory personnel even if they are not directly involved in illegal insider trading, if they fail to take reasonable steps to prevent insider trading by others.

From time to time, regulators have requested that Berkshire disclose the names of Berkshire employees who may be aware of our trading activities or other confidential information of Berkshire. The purpose of these requests is to determine whether any insider trading has occurred among our employees or their tippees. Berkshire has complied with all such requests in the past, and will do so in the future. It is our intention to cooperate with regulators to the fullest extent in uncovering any insider trading.

Berkshire has established these policies and procedures governing securities trading by certain individuals and their family members. These policies and procedures apply to all Covered Persons. Failure to adhere to the policies and procedures that follow could result in disciplinary action, including dismissal from Berkshire for cause, whether or not any civil or criminal penalties arise from such failure.

EXHIBIT 19

Insider Trading Policies and Procedures

Definitions of Certain Terms

For purposes of these policies and procedures, the following terms have the following meanings:

“Board of Directors” means the board of directors of Berkshire Hathaway Inc. or a committee thereof.

“Clearing Officer” means any officer of Berkshire Hathaway Inc. designated as such from time to time by the Board of Directors. For purposes of these policies and procedures, a Clearing Officer may not act as such with respect to their own trading activities, and must therefore receive clearance for such activities from another Clearing Officer.

“Covered Employees” means (i) the executive officers and employees of Berkshire Hathaway Inc. and (ii) the key employees of Berkshire’s subsidiaries who are designated as such by Berkshire from time to time.

“Covered Persons” means Directors and Covered Employees, together with their respective Family Members. Berkshire may designate additional persons or entities as “Covered Persons” from time to time, including, but not limited to, consultants, agents, or other persons related to Directors and Covered Employees.

“Directors” means the directors of Berkshire Hathaway Inc.

“Family Members” means the members of the household or dependents of, and any trusts or entities controlled by, any Director or Covered Employee.

“material” when used with respect to information means information that a reasonable investor would consider important in making a decision to buy, hold or sell a security. In short, it includes any information that could be expected to affect the price of the security at issue. All transactions of Berkshire involving the securities of Other Companies, including investments or acquisitions, that have occurred or that are under active consideration, and that have not been publicly disclosed, should be presumed to be material for purposes of these policies and procedures.

“nonpublic” when used with respect to information means information that is not available to the general public or that, even if made available to the general public, has not been available for a sufficient amount of time to have been absorbed by the market.

“Permitted Trading” means trading in securities (1) pursuant to a valid Rule 10b5-1 contract, instruction or plan entered into in accordance with the applicable provisions of the Exchange Act and the rules promulgated thereunder, with the prior consent of a Clearing Officer, (2) by certain Berkshire investment managers with whom Berkshire has entered into a written trading arrangement with respect to securities of another issuer permitting such managers to trade alongside Berkshire in such securities, to the extent and on the terms provided in such arrangement, or (3) by a Covered Person’s investment manager, investment adviser, or other person (a “Trading Designee”) acting with full investment power and discretion independently from such Covered Person, so long as such Covered Person has not discussed with their Trading Designee (or any of such Trading Designee’s employees or associated persons) material nonpublic information that such Covered Person learned in their capacity (or their status as a Family Member of a Covered Person who learned the same in their capacity) as a Covered Person.

“trading” and “securities transactions” include purchases and sales of securities, the entry into any contract to purchase or otherwise acquire, or to sell or otherwise dispose of any security, including by making gifts of any security, and all other securities transactions, including the entry into any option or other derivative transaction with respect to any security.

EXHIBIT 19

Insider Trading Policies and Procedures

Policies

1.
Except for Permitted Trading, Covered Persons are prohibited from (a) trading (or recommending the trading) of securities of Berkshire while in possession of material nonpublic information with respect to Berkshire and (b) trading (or recommending the trading) of securities of Other Companies with respect to which such Covered Person is in possession of material nonpublic information known due to their capacity (or their status as a Family Member of a Covered Person who learned the same in their capacity) as a Covered Person.

Securities of Other Companies to which this prohibition is applicable include, but are not limited to, securities of Other Companies that Berkshire has invested in or is actively considering investing in, or that may be involved in a significant transaction with Berkshire, as well as those for which Berkshire may have access to material nonpublic information through Berkshire’s status as a significant investor or commercial counterparty or through service by an officer or employee of Berkshire on such Other Company’s board of directors.

2.
The unauthorized disclosure of any material nonpublic information acquired in a person’s capacity (or their status as a Family Member of a Covered Person who learned the same in their capacity) as a Covered Person is prohibited.

Civil and criminal charges have been brought not only against those who trade on inside information, but also against those who pass such information to others.

Rajat Gupta, a director of Goldman Sachs, was sentenced to two years in prison for revealing to a trader confidential information concerning a planned investment by Berkshire in Goldman Sachs. In addition, Mr. Gupta was ordered to pay a $13.9 million penalty and has been banned from serving as an officer or director of a public company.

Procedures

In order to support compliance with these policies, Covered Persons are required to follow the procedures below. Berkshire may change these procedures, or institute other procedures, as it deems appropriate from time to time. For example, Berkshire may impose additional trading restrictions on Covered Persons (or a subset thereof) from time to time.

1.
Directors and Executive Officers (and their respective Family Members) must pre-clear all trading in Berkshire securities with a Clearing Officer before entering into any transaction, except for Permitted Trading. All other Covered Employees (and their respective Family Members):

a.
may trade in Berkshire securities without pre-clearance during the 45-day periods following the filing of Berkshire Hathaway Inc.’s annual and quarterly reports with the SEC, as long as the trader is not in possession of material nonpublic information with respect to Berkshire; and

b.
must pre-clear all trading in Berkshire securities during all other periods with a Clearing Officer before entering into any transaction, except for Permitted Trading.

EXHIBIT 19

Insider Trading Policies and Procedures

2.
If a Director or Covered Employee is aware that Berkshire has taken or has altered a position in Other Company securities, or that Berkshire is actively considering such action, all trading in the securities of such Other Company by such Director or Covered Employee (and their respective Family Members) is prohibited until the first business day following public disclosure by Berkshire of its actions with respect to such Other Company securities (or until such Director or Covered Employee becomes aware that Berkshire did not take and is no longer actively considering such action), except for Permitted Trading. After such date, the trade may still require pre-clearance in accordance with paragraph 3 of these procedures.

3.
From and after the first business day following public disclosure of Berkshire taking or altering a position in Other Company securities, all trading in such Other Company securities by Covered Employees (and their respective Family Members), except for Permitted Trading, is prohibited unless it has been pre-cleared with a Clearing Officer, until the first business day following such time as it is publicly disclosed that Berkshire no longer holds a position in such Other Company securities. For internal reference only, at the current time, Berkshire has publicly disclosed ownership of securities in the public companies listed on Attachment 1 to these policies and procedures, which Berkshire may update from time to time.

4.
If a Director or Covered Employee is aware that Berkshire has entered into or has proposed a material transaction with respect to an Other Company or its securities, or that Berkshire is actively considering such action, all trading in the securities of such Other Company by such Director or Covered Employee (and their respective Family Members), except for Permitted Trading, is prohibited prior to the first business day following public disclosure by Berkshire of its actions with respect to such Other Company or its securities (or until such Director or Covered Employee becomes aware that Berkshire did not take and is no longer actively considering such action). After such date, the trade may still require pre-clearance in accordance with paragraph 5 of these procedures.

5.
From and after the first business day following public disclosure of Berkshire entering into or proposing a material transaction with respect to an Other Company or its securities, or that Berkshire is actively considering such action, all trading in the securities of such Other Company by Directors and Covered Employees (and their respective Family Members), except for Permitted Trading, must be pre-cleared with a Clearing Officer until the first business day following such time as it is publicly disclosed that Berkshire has completed or abandoned the transaction at issue, or that Berkshire is no longer actively considering such action.

6.
All Directors and Covered Employees are required to certify that they have complied with these policies and procedures on a quarterly basis. The form of such certification is attached as Attachment 2 to these policies and procedures, which Berkshire may update from time to time.

EXHIBIT 19

Insider Trading Policies and Procedures

Important note regarding pre-clearances: While the above procedures were designed to assist Berkshire in deterring potential insider trading, no pre-clearance will in any way relieve a person from their own legal obligation to refrain from insider trading. For purposes of the procedures above, any transaction that is approved by pre-clearance must be executed within five business days of pre-clearance, unless otherwise approved by a Clearing Officer.

* * *

It benefits all Covered Persons and our shareholders to have the policies and procedures outlined above in place. If you are a Director or Covered Employee, please sign the accompanying certification and return it to the recipient identified on such certification. If you have any questions or concerns regarding the policies or procedures, feel free to discuss them with Berkshire Hathaway Inc.’s Chief Financial Officer.